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                                                                      EXHIBIT 21

                      Subsidiaries of Silgan Holdings Inc.

Silgan Containers Corporation/1/
Silgan Plastics Corporation/1/
828745 Ontario Inc./1/
Silgan Containers Manufacturing Corporation/2/
Silgan Vacuum Closure Holding Company/2/
RXI Plastics, Inc./3/
827599 Ontario Inc./3/
Silgan Plastics Canada Inc./4/
Silgan LLC/5/
Silgan Corporation/6/
Silgan Can Company/7/





















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/1/ Wholly-owned subsidiary of Silgan Holdings Inc.
/2/ Wholly-owned subsidiary of Silgan Containers Corporation
/3/ Wholly owned subsidiary of Silgan Plastics Corporation
/4/ Wholly-owned subsidiary of 827599 Ontario Inc.
/5/ 99% owned subsidiary of Silgan Containers Corporation and 1% owned subsidiary of Silgan Containers Manufacturing Corporation
/6/ Wholly-owned subsidiary of Silgan LLC
/7/ Wholly-owned subsidiary of Silgan Corporation